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                                                                   EXHIBIT 10.10

City of Austin

Estimated Value of Contract:  $960,000
Scope of Contract: Exclusive Hewlett Packard reseller agreement. Renewable for up to 3 additional years.

Agreement #C970185
City Wide Contract for Personal Computers
City of Austin, Texas and Micro-Media Solutions, Inc.

This agreement is made and entered into by and between the City of Austin, Texas, a Texas Municipal corporation (hereinafter referred to as the City), and Micro-Media Solutions Inc., a corporation of Texas (hereinafter referred to as the Contractor), to provide for the purchase of Hewlett-Packard notebook computers, personal computers, servers and warranty services. SECTION I

CITY WIDE CONTRACT FOR PERSONAL COMPUTERS

1.0 SCOPE OF WORK AND SPECIAL CONTRACT PROVISIONS The contractor shall sell Hewlett-Packard notebook computers, personal computers and servers to include warranty services for products purchased under the provisions of this agreement. The contractor agrees to:

a. Provide a cost effective, flexible, competitive and comprehensive procurement process for PCs, notebooks and servers.

b. Provide a choice to City Departments of different computers and configurations from Hewlett-Packard.

c. Provide acceptable delivery times for stock and non-stock items and the ability for Department staff to query on-hand stock availability in real time.

d. Provide acceptable levels of service warranties as well as a level of standardization which will allow the City's technical support staff to maintain the equipment after warranty period.

e. Provide reliable network compatibility to existing Local Area Networks (LANS) and Wide Area Networks (WANS).

f. Provide Hewlett-Packard's Support PAC three (3) year on-site warranty for parts and labor for all desktops and servers purchased under this agreement. Warranty for Hewlett-Packard Omnibook notebooks purchased under this agreement shall be Hewlett-Packard's Express Exchange warranty. Notebooks will be picked up by Contractor service staff and replacement returned


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within twenty-four (24) hours.

g. Provide access to a 24 hour help desk with one (1) hour call-back, four (4) hour response and twenty-four (24) hour repair timeframes.

2.0 TERMS OF AGREEMENT

2.1 This agreement shall be in effect for a period of twelve (12) months from its date of execution with three (3) twelve (12) month options contingent upon the approval of the City Manger or his representative and the Contractor.

2.2 Upon expiration of the initial term period of extension, the Contractor agrees to hold over under the terms and conditions of this agreement for such a period of time as is reasonably necessary to complete the project outlined herein.

3.0 FEES AND PAYMENTS

3.1 Fees

The Contractor's fee and pricing for system purchased under this agreement shall be based upon the Contractor's percentage discount from Hewlett-Packard's HP First list price referenced in his proposal as follows: Servers: 16% below list.
Desktops: 15% below list. Notebooks: 14% below list. The percentage discount stated herein shall remain constant throughout the term of the initial contract period and subsequent extension periods. Contractor shall notify the City of any revisions to the above referenced list and shall transmit to the City a revised list within five (5) calendar days. This pricing structure includes Hewlett-Packard's Support PAC three (3) year on-site warranty for parts and labor for all systems purchased under this agreement.

3.2 Payments

The City shall make payments against invoices, within thirty (30) days upon receipt, which are presented to City Departments referencing the contract number and City PG reference number. Should the City receive partial or incorrect shipments, payments shall be made only against accepted items and the invoice shall be marked paid only for accepted items. A separate invoice shall be submitted to


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the City upon fulfillment of partial or incorrect shipments.

4.0 CONTRACT VALUE

This agreement shall not exceed six hundred thousand dollars ($600,000).

5.0 ORDERING

Orders shall be placed by City Department FAX to the Contractor. Prior to the placement of orders, Departments shall contact the Contractor for current pricing and configuration information. This information can be obtained from the Company's web site (www.msaustin.com/hp4coa/) or by phone request. The Contractor will FAX back to the requesting Department a confirming quotation with a reference number. Contractor will accept only those orders submitted on a valid City of Austin supply/service release document (PG) containing, at a minimum, the following information:

a. PG Number.

b. Agreement Number #C970185.

c. Contractor's quotation/reference number if applicable.

d. Signature of authorized department representative.

6.0 INQUIRIES

Department representatives will contact the following Contractor representatives for the following:

Order Status:  Patricia Fraga, 476-6925
Warranty Issues:  Cindy Stapp, 476-6925

7.0 DELIVERY

Delivery times under this agreement shall be: seventy-two (72) hour delivery on in- stock, in-warehouse items and two (2) week delivery on all other items. This does not apply to back ordered items.

8.0 QUANTITIES

The City makes no guarantee to purchase any specific numbers of computer systems under this agreement. Quantities purchased will be dependent upon each City Department's requirements.

9.0 INSURANCE AND BONDING

Insurance Certificates and Performance Bonds must be

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submitted ten (10) days prior to start work. A new Insurance Certificate shall be submitted to the City for all policies that are renewed during the term of the contract.

SECTION II

CITY OF AUSTIN
STANDARD PURCHASE
TERMS AND CONDITIONS

Seller and Buyer agree as follows:

1. SELLER TO PACKAGE GOODS: Seller will package goods in accordance with good commercial practice. Each shipping container shall be clearly and permanently marked as follows:

(a) Seller's name and address,

(b) Consignee's name, address and purchase order or purchase release number and the price agreement number if applicable,

(c) Container number and total number of containers, e.g. box 1 or 4 boxes, and

(d) the number of the container bearing the packing slip. Seller shall bear cost of packaging unless otherwise provided. Goods shall be suitably packed to secure lowest transportation costs and to conform with requirements of common carriers and any applicable specifications. Buyer's count or weight shall be final and conclusive on shipments not accompanied by packing lists.

2. SHIPMENT UNDER RESERVATION PROHIBITED: Seller is not authorized to ship the goods under reservation and no tender of a bill of lading will operate as a tender of goods.

3. TITLE & RISK OF LOSS: The title and risk of loss of the goods shall not pass to the Buyer until the Buyer actually receives and takes possession of the goods at the points of delivery.

4. DELIVERY TERMS AND TRANSPORTATION CHARGES. F.O.B. Destination unless delivery terms are specified otherwise in bid. Buyer agrees to reimburse Seller for transportation costs in the amount specified in Seller's bid, or actual costs, whichever is lower, if the quoted delivery terms do not include transportation costs, provided Buyer shall have the right to designate what method of transportation shall be used to ship the goods.

5. NO REPLACEMENT OF DEFECTIVE TENDER. Every tender or delivery of goods must fully comply with all provisions of this contract as to time of delivery, quality, and the like. If a tender is made which does not fully conform, this shall constitute a breach and Seller shall not have the right to substitute a conforming tender provided, where the time for performance has not yet expired, the Seller may

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seasonable notify Buyer of his intention to cure and may then make a conforming tender within the contract time but not afterward.

6. PLACE OF DELIVERY.

The place of delivery shall be that set forth in the block of the purchase order or purchase release entitled "receiving Agency". Any charge thereto shall be affected by modification as provided for in Clause 20 "Modifications" hereof. The terms of this agreement are "no arrival, no sale."

7. INVOICES & PAYMENT.

A. Seller shall submit separate invoices in duplicate on each purchase order or purchase release after each delivery. Invoices shall indicate the purchase order or purchase release number and the supply agreement number if applicable. Invoices shall be itemized and transportation charges, if any, shall be listed separately. A copy of the bill of lading and the freight waybill when applicable should be attached to the invoice. Mail to: Named Receiving Department, P.O. Box 1088, Austin, TX 78767. Supplier should keep the Finance Department advised of any changes in their remittance address.

B. The City's obligation is payable only and solely from funds available for the purpose of this purchase. Lack of funds shall render this contract null and void to the extent funds are not available and any delivered but unpaid for goods will be returned to the Seller by Buyer.

8. GRATUITIES. The Buyer may, by written notice to the Seller, cancel this contract without liability if it is determined by Buyer that gratuities, in the form of entertainment, gifts, or otherwise, were offered or given by the Seller or any agent or representative of the Seller to any officer or employee of the City of Austin with a view toward securing a contract or securing favorable treatment with respect to the awarding or amending or the making of nay determinations provisions, Buyer shall be entitled, in additional to any other rights and remedies, to recover or withhold the amount of the cost incurred by the Seller in providing such gratuities.

9. SPECIAL TOOLS & TEST EQUIPMENT. If the price stated on the face hereof, includes the cost of any special tooling or special test equipment fabricated or required by the Seller for purpose of filling this order, such special tooling equipment and any process sheets thereto shall be come the property of the Buyer and to the extent feasible shall be identified by the Seller as such..


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10. WARRANTY-PRICE. a. The price to be paid by the Buyer shall be that contained in Seller's current prices on orders by others for products of the kind and specification covered by this agreement for similar quantities under similar or like conditions and methods of purchase. In the event Seller breaches this warranty, the prices of the items shall be reduced to the Seller's actual expense.b. The Seller warrants that no person or selling agency has been employed or retained to solicit or secure this contract upon an agreement or understanding for commission, percentage, brokerage, or contingent fee, excepting bona fide employees of bona fide established commercial or selling agencies maintained by the Seller for the purpose of securing business. For breach or violation of this warranty, the Buyer shall have the right in addition to any other right or rights to cancel this contract without liability and to deduct from the contract price, or otherwise recover, the full amount of such commission, percentage, brokerage or contingent fee.

11. WARRANTY-PRODUCT. Seller shall not limit or exclude any implied warranties any attempt to do so shall render this contract voidable at the option of the Buyer. Seller warrants that the goods furnished will conform to the specifications, drawings and descriptions listed in the bid invitation, and to the sample(s) furnished by Seller, if any. In the event of a conflict between the specifications, drawings, and descriptions, the specifications shall govern.

12. SAFETY WARRANTY. Seller warrants that the product sold to Buyer shall conform to the standards promulgated by the U.S. Department of Labor under the Occupational Safety and Health Act 1970. In the event the product does not conform to OSHA standards, Buyer may return the product for correction or replacement at the Seller's expense. In the event Seller fails to make the appropriate correction within a reasonable time, correction made by Buyer will be at Seller's expense.

13. NO WARRANTY BY BUYER AGAINST INFINGEMENTS. As a part of this contract for sale, Seller agrees to ascertain whether goods manufactured in accordance with the specifications attached to this agreement will give rise to the rightful claim of any third person by way of infringement of the like. Buyer makes no warranty that the production of goods according to the specification will not give rise to such a claim, and in no event shall Buyer be liable to Seller for indemnification in the event that Seller is sued on the grounds of infringement or the like. If Seller is of the opinion that an


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infringement or the like will result, he will notify Buyer to this effect in writing within two weeks after the signing of this agreement. If Buyer does not receive notice and its subsequently held liable for the infringement or the like, Seller will save Buyer harmless. If Seller in good faith ascertains that production of the goods in accordance with the specifications will result in infringement or the like, this contract shall be null and void, except that Buyer will pay Seller the reasonable cost of his search as to infringements.

14. RIGHT OF INSPECTION. Buyer shall have the right to inspect goods at delivery before accepting them.

15. CANCELLATION. Buyer shall have the right to cancel for default all or any part of the undelivered portion of this order if Seller breaches any terms hereof including warranties of Seller or if the Seller becomes insolvent or commits acts of bankruptcy. Such right of cancellation is in addition to and not in lieu of any other remedies which Buyer may have in Law or equity. The City may cancel for convenience this Agreement upon 30 calendar days written notice to the Contractor. Effective date of such notice shall begin three (3) days after date of posting with the United States Postal Service with said notice being sent to last known address of Contractor.

16. TERMINATION. The performance of work under this order may be terminated in whole in part by the Buyer in accordance with the provision. Termination of work hereunder shall be affected by the delivery order is terminated and the date upon which such termination becomes effective. Such right of termination is in addition to and not in lieu of rights of Buyer set forth in Clause 15 herein.

17. FORCE MAJEURE. If, by reason of Force Majeure, either party hereto shall be rendered unable wholly or in part to carry out its obligations under this Agreement, then such party shall give notice and full particulars of such Force Majeure in writing to the other party within a reasonable time after occurrence of the event or cause relied upon, and the obligation of the party giving such notice, so far as it is affected by such Force Majeure, shall be suspended during the continuance of the inability then claimed, except as hereinafter provided, but for no longer period, and such party shall endeavor to remove or overcome such inability with all reasonable dispatch.


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18. ASSIGNMENT-DELEGATION. No right or interest in this contract shall be assigned or delegation of any obligation made by Seller without the written permission of the Buyer. Any attempted assignment or delegation by Seller shall be wholly void and totally ineffective for all purposes unless made in conformity with this paragraph.

19. WAIVER. No claim or right arising out of a breach of this contract can be discharged in whole or in part by a waiver or renunciation of the claim or right unless the waiver or renunciation is supported by consideration and is in writing signed by the aggrieved party.

20. MODIFICATION. This contract can be modified or rescinded only by a writing signed by both of the parties or their duly authorized agents.

21. INTERPRETATION-PAROLE EVIDENCE. This writing is intended by the parties as a final expression of their agreement and is intended also as a complete and exclusive statement of the terms of their agreement. No course of prior dealing between the parties and no usage of the trade shall be relevant to supplement or explain any term used in this agreement. Acceptance or acquiescence in a course of performance rendered under this agreement shall not be relevant to determine the meaning of this agreement even though the accepting or acquiescing party has knowledge of the performance and opportunity for objection. Whenever a term defined by the Uniform Commercial Code is used in the agreement, the definition contain in the Code is to control.

22. APPLICABLE LAW. This agreement shall be governed by Federal, State and local laws.

23. ADVERTISING. Seller shall not advertise or publish, without Buyer's prior consent, the fact that Buyer had entered into this contract, except to the extent necessary to comply with proper requests for information from an authorized representative of the federal, state or local government.

24. RIGHT OF ASSURANCE. Whenever one party to this contract in good faith has reason to question the party's intent to perform, he may demand that the other party give written assurance of his intent to perform. In the event that a demand is made and no assurance is given within five (5) days, the demanding party may treat this failure as an anticipatory repudiation of the contract.


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25. VENUE. Both parties agree that venue for any litigation arising from this contract shall lie in Austin, Travis County, Texas.

26. PROHIBITION AGAINST PERSONAL INTEREST IN CONTRACTS. SEE SUPPLEMENTAL TERMS AND CONDITIONS.

27. TRAVEL EXPENSES. All travel and lodging expenses in connection with this contract for which reimbursement is claimed by the Contractor will be reviewed against the Runzheimer Meal-Lodging Index by the City of Austin Budget Office. All invoices must be accompanied by copies of receipts (hotel bills, airline tickets, etc.). No reimbursement will be made for expenses not actually incurred.

28. INDEMNITY. Contractor undertakes to indemnify the City from any and all liability loss or damages the City may suffer as a result of claims, demands, costs, or judgements against it arising out of the negligent performance of the Contractor of the terms of this contract.

29. INSURANCE. SEE SUPPLEMENTAL TERMS AND CONDITIONS.

30. CONTRACTOR CERTIFICATION. The Contractor certifies that the fees or prices submitted have been arrived at independently without consultation, communication, or agreement for the purpose of restricting competition, as to any matter relating to such fees with any other firm or with any competitor.

31. CALIMS. In the event that any claim, demand, suit, or other action is made or brought by any person, firm, corporation, or other entity against the Contractor, the Contractor shall give written notice thereof, to the City (within two (2) working days after being notified) of such claim, demand, suit, or action. Such notice shall state the date and hour of notification of any such claim, demand, suit, or other action; the names and addresses of the person, firm, corporation, other entity making such claim or that instituted or threatened to institute any type of action or proceeding, the basis of such claim, action, or proceeding; and the name of any person against whom such claim is being made or threatened. Such written notice shall be delivered either personally or by mail and shall be directed to the Legal Department and the affected City Department, PO Box 1088, Austin, Texas 78767.

32. AUDITING REQUIREMENTS. It is agreed that Contractor shall maintain and make available for inspection, audit and/or reproduction by any authorized representative of the City or any other governmental agency, books, documents, and other evidence pertinent to the costs and expenses of this contract. This includes, to the extent such detail will properly reflect all cost: direct and indirect costs of labor,

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material, equipment, supplies, and services and all other costs and expenses of whatever nature for which reimbursement is claimed under provisions of this contract.

33. NOTICES. All notices under this contract shall be registered mail. Effective date of such notice shall begin three (3) days after the date of posting with the United Postal Service with said notice being sent to last known address of recipient.

CONTRACT ADMINISTRATOR. Unless otherwise specified, the Purchasing Office will act as the contract point between the City and the Contractor and its designated the Contract Administrator

35. RIGHTS TO BID, PROPOSAL AND CONTRACTUAL MATERIAL. All reports, charts, schedules, or other appended documentation to any bid, content to basic bid, or contracts and any responses, inquiries, correspondence, and related material submitted by Contractor shall become property of the City upon receipt.

36. Delays. THE City reserves the right to delay scheduled due dates if it is to the advantage of all concerned participating and at no extra cost to the Contractor.

37. COPYRIGHTS AND RIGHTS IN DATA. Where activities supported by this project produce original computer programs, writings, sound recordings, pictorial reproduction, drawings, or other graphical representation and works of any similar nature (the term computer program includes executable computer programs and supporting data in any form), the City of Austin has the right to use, duplicate, and disclose, in whole or in part, in any manner, for any purpose whatsoever and have others do so. If the material is copyrightable, the subgrantee may copyright such, and the City of Austin reserves a royalty-free, non-exclusive, and irrevocable license to reproduce, publish and use such materials, in whole or in part and to authorize others to do so. Seller assumes no liability for the City of Austin's use of any material developed by Seller for any purpose other than the purpose intended under this agreement.

38. PATENT/DISCOVERY. If any discovery or invention arises or is developed in the course of or as a result of work performed under this project, the Contractor shall refer the discovery or invention to the City. The Contractor hereby agrees that determination of rights to inventions made under this project shall be made by the City, who shall have sole and exclusive powers to determine whether or not and where a patent applications or patent which may issue thereon. The determination of the City shall be accepted as final. In addition, the Contractor hereby agrees and otherwise recognizes that the City shall acquire at least an irrevocable, non-exclusive, royalty-free license to practice and have practiced throughout the world for City purposes, any invention made in the course


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of or under this project. The Contractor shall include provisions appropriate to effectuate the purpose of this condition in all contracts of employment, consultant's agreements or contracts.

39. MAINTENANCE OF RECORD. All required records shall be maintained until an audit is completed and all questions arising therefrom are resolved, or three years after completion of a project, whichever occurs first; except that records will be retained beyond the third year if an audit is in progress and/or the findings of a completed audit have not been resolved satisfactorily.

40. PUBLICATIONS. All published materials and written reports submitted under this project must be originally developed material unless otherwise specifically provided in the contract document. When material, not originally developed, is included in a report, it shall have the source identified. This identification may be in the body of the report or by footnote. This provision is applicable when the material is in verbatim or extensive paraphrase format.

41. PLACE AND CONDITIONS OF WORK. For the work to be perform principally at the City of Austin offices, the City shall provide conference areas and other work space for Contractor employees, and shall provide data entry assistance, and special supplies, in reasonable quantities for use by Contractor personnel. Contractor personnel shall adhere to the City's established procedure relating to the use of facilities and equipment. The aforementioned project manager shall be responsible to obtain information for the Contractor, and shall arrange all appointments, meetings, and conferences between Contractor's staff and City personnel, and shall make available to Contractor personnel those items as are needed to acquaint Contractor's personnel with the City's established procedures.

42. PRIME CONTRACTOR RESPONSIBILITIES The Contractor will be required to accept responsibility for all services offered in his proposal. The City of Austin will consider the selected Contractor's named representative to be the point of contact with regard to contractual matters. The contractor will be provided consultation time with management and operational personnel of each participating City department.

43. RIGHT TO PROTEST. SEE SUPPLEMENTAL TERMS AND CONDITIONS.

44. FRAUD. Fraudulent statements on any response will result in disqualification and may result in legal action.

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SECTION III

SUPPLEMENTAL PURCHASE TERMS AND CONDITIONS

A. The following changes are hereby made to the Standard Terms and Conditions:

1. Paragraph 26, entitled "Prohibition Against Personal Interest in Contracts" is deleted in its entirety and replaced with the following paragraph:26. PROHIBITION AGAINST PERSONAL INTEREST IN CONTRACTS: No officer or employee of the City who is involved in the development, evaluation, or decision making process of this solicitation shall have a financial interest, direct or indirect, in this Contract. Any willful violation of this section shall constitute impropriety in office, and any officer or employee guilty thereof shall be subject to disciplinary action up to and including dismissal. Any violation of this provision, with the knowledge, expressed or implied, of the Seller shall render this Contract voidable by the City.

2. Paragraph 29, entitled "Insurance" is deleted in its entirety and replaced with the following paragraph:

29. INSURANCE. (Applicable to Contracts for services that are performed at the City facilities or for supplies that are delivered to the City facilities by vendor personnel).

A. General Requirements.

1. Insurance is required on all City Contracts as stated above unless otherwise specified.

2. The Seller shall at a minimum carry insurance in the types and amounts indicated below for the duration of the Contract and during any warranty period. Buyer shall be listed as an additional insured on all policies (except Workers compensation).

3. The Seller's shall forward Certificates of Insurance to the Buyer as verification of coverage and endorsements required below.

4. Seller shall not commence work until the required insurance is obtained and has been reviewed by Buyer. Approval of insurance by Buyer shall not relieve or decrease the liability of Seller hereunder and shall not be construed to be a limitation of liability on the part of Seller.

5. Seller's insurance coverage shall be written by companies licensed to do business in the State of Texas at the time the policies are issued and shall be written by companies with A.M. Best ratings of B+VII or better.

6. All endorsements naming the Buyer as additional insured, waivers, and notices of cancellation endorsements as well as the Certificate of Insurance shall contain the Contract number and indicate: City of Austin, Purchasing Office, P.O. Box 1088, Austin, Texas 78767.

7. The "other" insurance clause shall not apply to the Buyer where the Buyer is an additional insured on any policy. It is intended that policies required in the Contract, covering both Buyer and Seller, shall be considered primary coverage as applicable.

8. If insurance policies are not written for amounts

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specified below, Seller shall carry Umbrella or Excess Liability Insurance for any differences in amounts specified. If Excess Liability Insurance is provided, it shall follow the form of the primary coverage.

9. Buyer shall be entitled, upon request and without expense, to receive certified copies of policies and endorsements thereto and may make any reasonable requests for deletion or revision or modification of particular policy terms, conditions, limitations, or exclusions except where policy provisions are established by law or regulations binding upon either of the parties hereto or the underwriter on any such policies.

10. Buyer reserves the right to review the insurance requirements set forth during the effective period of this Contract and to make reasonable adjustments to insurance coverage, limits, and exclusions when deemed necessary and prudent by Buyer based upon changes in statutory law, court decisions, the claims history of the industry or financial condition of the insurance company as well as Seller.

11. Seller shall not cause any insurance to be cancelled nor permit any insurance to lapse during the term of the Contract or as required in the Contract.

12. Seller shall be responsible for premiums, deductibles and self-insured retentions, if any, stated in policies. All deductibles or self-insured retentions shall be disclosed on the Certificate of Insurance.

13. Seller shall provide Buyer thirty (30) calendar days written notice of erosion of the aggregate limits below occurrence limits for all applicable coverages indicated in the Contract.

14. If Buyer owned property is being transported or stored off-site by Seller, then the appropriate property policy will be endorsed for transit and storage in an amount sufficient to protect Buyer's property.

B. Specific Requirements:

1. Worker's Compensation and Employer's Liability Insurance.Coverage Shall be consistent with statutory benefits outlined in the Texas Worker's Compensation Act (Art. 8308-1.01 at seq Tex. Rev. Civ. Stat.). Seller shall assure compliance with this statute by submitting a standard certificate of coverage to Buyer for every vendor providing services under the Contract as acceptable proof of coverage. Worker's Compensation Insurance coverage written by the Texas Workers Compensation Fund is acceptable to Buyer. Seller's policy shall apply to the State of Texas and include:

a. A Waiver of Subrogation Endorsement in favor of Buyer.

b. Thirty (30) calendar days Notice of Cancellation in favor of Buyer.

c. Minimum policy limits for Employer's Liability Insurance coverage shall be $100,000 bodily injury by disease each employee.

2. Commercial General Liability Insurance. The policy shall include:

a. Blanket contractual liability coverage for


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liability assumed under this Contract and all Contracts related to this project.

b. Completed Operations/Products Liability for the duration of the warranty period.

c. Thirty (30) calendar days Notice of Cancellation in favor of Buyer.

d. A Waiver of Transfer of Recovery Against Others in favor of Buyer.

e. A minimum combined bodily injury and property damage limit of $600,000 per occurrence.

3. Business Automobile Liability Insurance. Seller shall provide coverage for all owned, non-owned and hired vehicles. The policy shall include:

a. A waiver of Subrogation Endorsement in favor of Buyer.

b. Thirty (30) calendar days Notice of Cancellation in favor of Buyer.

c. A minimum combined single limit of $600,000 per occurrence for bodily injury and property damage. Alternate acceptable limits are $250,000 bodily injury per person, $500,000 bodily injury per occurrence and at least $100,000 property damage liability each accident.

3. Paragraph 43, entitled "Right to Protest" is deleted in its entirety and replaced with the following paragraph:

43. PROTEST PROCEDURES. The purchasing Officer has the authority to settle or resolve any claim of an alleged deficiency or protest. The procedure for notifying the City of Austin of an alleged deficiency or filing a protest are listed below. If you fail to comply with any of these requirements, the Purchasing Officer may dismiss your complaint or protest.

     A. Prior to bid opening or proposal closing date: If you are a prospective bidder or proposer and you become aware of the facts regarding what you believe is deficiency in the solicitation process before the bid is opened or before closing date for receipt of proposals, you must notify the City in writing of the alleged deficiency before those dates, giving the City an opportunity to resolve the situation prior to the bid opening or proposal closing date.

     B. After bid opening or proposal closing date: If you submit a bid or a proposal to the City and you believe that there has been a deficiency in the solicitation process or the award, you have the opportunity to protest the solicitation process or the recommended award as follows:

1. You must file written notice of your intent to protest within three (3) calendar days of the date that you know or should have known of the facts relating to the protest. If you do not file a written notice of intent within this time, you have waived all rights to protest the



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solicitation process or the award.

2. You must file your written protest within 14 (14) calendar days of the date that you know or should have known of the facts relating to the protest unless you know of the facts before the bid has opened or before closing date for receipt of proposals. If you know of the facts before those dates, you must notify the City as stated above.

3. You must submit your protest in writing and must include the following information:

a. your name, address, telephone, and fax number;

b. the solicitation number and CIP number, if applicable;

c. a detailed statement of the factual grounds for the protest, including copies of any relevant documents.

4. Your protest must be concise and presented logically and factually to help the City's review.

5. When the City receives a timely written protest, the Purchasing Officer will determine whether the grounds for your protest are sufficient. If the Purchasing Officer decides that the grounds are sufficient, the Purchasing Officer will schedule a protest hearing, usually within five (5) working days. If the Purchasing Officer determines that your grounds are insufficient, the City will notify you of that decision in writing.

6. The protest hearing is informal and is not subject to the Open Meetings Act. The purpose of the hearing is to give you a chance to present your case, it is not an adversarial proceeding. Those who may attend from the City are: representatives from the department that requested the purchase, the Department of Law, the Purchasing Office, and other appropriate City staff. You may bring a representative or anyone else that will present information to support the factual grounds for your protest with you to the hearing.

7. A decision will usually be made within fifteen (15) calendar days after the hearing.

8. The City will send you a copy of the hearing decision after the appropriate City staff had reviewed the decision.

9. When a protest is filed, the City usually will not make an award until a decision on the protest is made. However, the City will not delay an award if the City Manager or the Purchasing Officer determines that:

a. the City urgently requires the supplies or services to be purchased, or

b. failure to make an award promptly will unduly delay delivery or performance. In those instances, the City will notify you and make every effort to resolve your protest before the award.

B. The following Terms and Conditions are hereby incorporated and shall apply to this procurement:

1. Performance

Failure of the City to insist in any one or more instances upon performance of any of the terms and conditions of this contract shall not be construed as a waiver or relinquishment of the future performance of any terms and conditions, but the Contractor's obligation with respect to such performance shall continue in full force and effect.

2. Contingent Fees

The Contractor warrants that no person or selling agency has been employed or retained to solicit or secure this contract upon an agreement or understanding for commission, percentage, brokerage, or contingent fee expecting bona fide Employees of bona fide established commercial or selling agencies maintained by the Contractor for the purpose of securing business. For breach or violation of this warranty, the City shall have the right, in addition to any other right or rights to cancel this contract without liability and to deduct from the contract price, or otherwise recover the full amount of such commission, percentage, brokerage or contingent fee.3. Performance Bond Within fourteen (14) days after notification of award of contract and prior to execution of contract, the contractor shall submit a Performance Bond in the amount of 50% of the total amount of the contract. The Performance Bond shall remain in effect throughout the initial contract period. A new Performance Bond in the amount of 50% of the total contract amount of any extension periods shall be provided for each respective extension period.



SECTION IV

CITY WIDE CONTRACT FOR PERSONAL COMPUTERS
City of Austin, Texas and Micro-Media Solutions, Inc.

SIGNATURE PAGE

1.0 ENTIRE CONTRACT

The above constitutes the entire contract and is not subject to modification by parol or course of dealing or practice and shall be modified only in accordance with Section II, Paragraph 20.0, MODIFICATIONS.

BY THE SIGNATURES affixed below, the above contract, which includes the Contractor's proposal, hereby incorporated by reference as part of the terms of this document, is hereby accepted as to all the terms and conditions.


VENDOR/SUPPLIER:                 CITY OF AUSTIN:



BY:                              BY:
----------------------------     ------------------------------
Jose Chavez, President           Eddie Futcher Clark
     Micro-Media Solutions            Deputy
     501 Waller St.                   Purchasing
                                      Officer

        Purchasing
         Office
     Austin, TX 78702
Finance and Administrative
   Services Department

Date: 5/23/97                         Date:
5/30/97
Finance and Administrative Services

Approve amendment #1 to increase the twelve month contract with the following vendors: MICRO-MEDIA SOLUTIONS, INC., (MBE/MH), Austin. Texas; COMPUTER SOLUTIONS, (WBE/FR), Austin, Texas; DELL COMPUTERS, Round Rock, Texas; INACOM INFORMATION SYSTEMS, Austin, Texas for the purchase of notebook computers, desktops computers, servers and three year on site warranty and service, in the amount of $3,334,642, for a total amount to all contractors not to exceed $6,334,642 with three twelve month extensions options in an amount not to exceed $3,000,000 per extension, for total contract amounts not to exceed $15,334,642. Funding in the amount of $2,594,160 was included in the 1997-98 approved Capital budget of the Electric Utility Department. Funding for the extension options is contingent upon available funding in future budgets. Best proposal of three. No M/WBE Subcontracting opportunities identified. City of Austin

April 21, 1997

Jose Chavez, President
Micro-Media Solutions, Inc.
501 Waller St.
Austin, TX 78702

RE: Request for Proposal No. LB97300002
       Personal Computer Procurement

Dear Mr. Chavez:

The City Of Austin would like to thank you for your response to the above referenced solicitation and to advise you that the evaluation process is now completed. We are recommending to City Council that awards be made to the following proposers for the manufacturers indicated.

Dell                    Dell Computer Corporation,
Round Rock, TX

IBM                     Inacom Information Systems,
Austin, TX

Hewlett-Packard         Micro-Media Solutions,
Austin, TX

Compaq                  Computer Solutions,
San  Antonio, TX

NEC                     Computer Solutions,
San Antonio, TX

This item is scheduled for action by Council on April 24, 1997. A composite evaluation matrix is attached to this notification.

Thank you for your continued interest in doing business with the City of Austin.


Sincerely,



Loren Breland, Buyer
Purchasing Office
Financial and Administrative
Services Department

Ordering Process - Hewlett Packard

1. Departmental contact person will request quote from Micro-Media Solutions' website. Standard configurations will be bundled.

2. Departmental contact person enters purchase order (PG transaction).

3. Reference Micro-Media Solutions' quotation number on PG.

4. Fax signed/dated PG to Micro-Media Solutions. Do not sent a hard copy.

5. Delivery date within two weeks, usually less time. Equipment will be delivered to the shipping address.


Servicing Process

1. Service is available only on equipment purchased through this contract. To determine if the equipment is under warranty through this contract, call Cindy Stap at 512/476-6952, Ext. 122.

2. If the defective equipment is not under warranty, contact the City's help desk at 512/499-2393.